UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor

Boston, MA 02109

United States

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 857-246-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 6, 2016, Pieris Pharmaceuticals, Inc. (the “Company”) and Pieris Pharmaceuticals GmbH, a wholly-owned subsidiary of the Company (together with the Company, “Pieris”), entered into a Definitive License and Transfer Agreement (the “Definitive Agreement”) with Enumeral Biomedical Holdings, Inc. (“Enumeral”) as contemplated by the License and Transfer Agreement, dated April 18, 2016, between Pieris and Enumeral (the “License Agreement”) to fully set forth the terms of Enumeral’s license of PD-1 antibodies and grant of options to license additional antibodies to Pieris. The financial provisions of the Definitive Agreement, including sales and milestone payments and royalties, remain the same as those in the License Agreement. Additionally, consistent with the agreements, Pieris paid to Enumeral a license maintenance fee of $750,000 that was due by May 31, 2016 to continue the licensing arrangement under the License Agreement.

The Definitive Agreement also expands the scope of Pieris’ option to license additional antibodies from Enumeral. Under the Definitive Agreement, Enumeral has granted Pieris options to license two additional undisclosed Enumeral antibodies (each, a “Subsequent Option”). The Subsequent Options expire on May 31, 2017. If Pieris licenses an additional antibody pursuant to a Subsequent Option, Pieris must pay to Enumeral an additional undisclosed option exercise payment, and any resulting fusion protein products will be subject to royalties and development and sales milestones in the same amounts applicable to the fusion proteins consisting of an Enumeral’s PD-1 antibody linked to one or more Anticalin® proteins.

The foregoing description of the Definitive Agreement does not purport to be complete and is qualified in its entirety by reference to the Definitive Agreement, which Pieris intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2016	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Darlene Deptula-Hicks
	Name:	Darlene Deptula-Hicks
	Title:	Chief Financial Officer